Exhibit 99.1

CONFIDENTIAL FOR REVIEW

Press Contact:

Courtney Brigham

+1 408-616-5056

courtney.brigham@spansion.com

Investor Contact

Bob Okunski

+1 408 616-1117

bob.okunski@spansion.com

Spansion Elects Two Independent Board Members

SUNNYVALE, Calif. – December 19, 2006 – Spansion Inc. (NASDAQ:SPSN), the world’s largest pure-play provider of Flash memory solutions, today announced that Robert L. Edwards, executive vice president and chief financial officer of Safeway Inc. and John M. Stich, Honorary Consul General of Japan at Dallas, have been elected to Spansion’s Board of Directors. With these elections, Spansion’s board now consists of eight directors, five of which are independent.

“We look forward to the benefits of independent insights and counsel from John and Robert. John will bring extensive semiconductor and management experience and Robert brings general corporate finance and management expertise,” said Bertrand Cambou, president and chief executive officer of Spansion. “We look forward to working with both of them.”

Robert Edwards is executive vice president and chief financial officer of Safeway Inc. For approximately two decades, he served as a senior executive for various leading technology companies and in other industries.

John Stich has an extensive background in the semiconductor industry. He spent 35 years at Texas Instruments, with his most recent position as chief marketing officer of Texas Instruments Japan Ltd. He also held various additional management positions such as vice president of semiconductors for Texas Instruments Asia, and managing director of Texas Instruments Hong Kong Ltd. He is a member of the board of directors of Stonestreet One, Inc. and Diodes Incorporated, two technology companies.

About Spansion

Spansion is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in the wireless, automotive, networking and consumer electronics markets. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing and selling Flash memory solutions. For more information, visit www.spansion.com.

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Spansion, the Spansion logo, MirrorBit, ORNAND, HD-SIM and combinations thereof, are trademarks of Spansion LLC. Other names used are for informational purposes only and may be trademarks of their respective owners.